Exhibit 1

Summary Schedule of Funded Debt as of December 31, 2025

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent in millions of euros(1)	Amount outstanding in millions of euros(2)
Euros	44	0.000% - 3.168%	2026 – 2035	19,700	19,700	19,700
U.S. dollars	7	0.875% - 4.625%	2026 – 2030	8,000	7,318	6,809
Pounds sterling	12	0.750% - 4.375%	2026 – 2028	2,150	2,522	2,464
Australian dollars	7	2.450% - 5.137%	2027 – 2038	1,580	971	899
Hong Kong dollars	15	1.740% - 4.370%	2026 – 2029	5,600	642	612
Canadian dollars	1	4.570%	2027	300	207	186
Swiss francs	1	1.625%	2029	200	205	215
Norwegian krone	2	1.990% - 3.700%	2027 – 2029	2,000	188	169
Turkish lira	5	25.000% - 29.000%	2026 – 2028	2,600	129	52
Swedish krona	1	3.160%	2028	650	57	60
New Zealand dollars	1	2.715%	2029	55	33	27
Chinese Yuan	3	0.002% - 0.003%	2027 - 2028	3,400	435	413
Total	99				32,408	31,605

(1)	The equivalent in euro is computed using the exchange rate at trade date.
(2)	The equivalent in euro is computed using the exchange rate as of December 31, 2025.

Schedule of Annual Amortization of Funded Debt Outstanding as of December 31, 2025
(in millions of Euro(1)(2))

Currency	2026	2027	2028	2029	2030	2031 and after	Total
Euros	2,350	2,525	2,700	2,150	2,100	7,875	19,700
U.S. dollars	1,702	851	1,702	1,277	1,277	0	6,809
Pounds sterling	1,433	688	344	0	0	0	2,464
Australian dollars	0	142	0	390	313	54	899
Hong Kong dollars	44	377	164	27	0	0	612
Swiss francs	0	0	0	215	0	0	215
Canadian dollars	0	186	0	0	0	0	186
Norwegian krone	0	84	0	84	0	0	169
Turkish lira	11	30	10	0	0	0	52
Swedish krona	0	0	60	0	0	0	60
New Zealand dollars	0	0	0	27	0	0	27
Chinese Yuan	0	292	122	0	0	0	413
Total	5,540	5,176	5,101	4,169	3,689	7,929	31,605

(1)	The equivalent in euro is computed using the exchange rate as of December 31, 2025.
(2)	Excluding accrued interest and value adjustment of debt securities hedged by derivatives.